Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements:

1.	Form S-3 No. 333-128123, pertaining to the registration of Fleetwood Enterprises, Inc. Common Stock, Preferred Stock, Debt Securities, Warrants and Rights,

2.	Form S-8 No. 333-124790, pertaining to the Fleetwood Enterprises, Inc. Elden L. Smith Stock Option Plan and Agreement,

3.

Form S-8 No. 333-101543, pertaining to the Fleetwood Enterprises, Inc. Amended and Restated 1992 Stock-Based Incentive Compensation Plan, the 1992 Non-Employee Director Stock Option Plan and the Edward B. Caudill Stock Option Plan and Agreement,

4.

Form S-8 No. 333-37544 and Form S-8 No. 33-55824, pertaining to the Fleetwood Enterprises, Inc. Amended and Restated 1992 Stock-Based Incentive Compensation Plan and the 1992 Non-Employee Director Stock Option Plan,

5.	Form S-8 No. 333-15167, pertaining to the Fleetwood Enterprises, Inc. Amended and Restated 1992 Stock-Based Incentive Compensation Plan,

6.	Form S-3 No. 333-73678, pertaining to the registration of 2,359,954 shares of Fleetwood Enterprises, Inc. Common Stock,

7.	Form S-3 No. 333-102585, pertaining to the registration of $40,000,000 of Fleetwood Enterprises, Inc. Common Stock,

8.	Form S-3 No. 333-113730, pertaining to the registration of convertible subordinated debentures and underlying shares of Fleetwood Enterprises, Inc. Common Stock, and

9.	Form S-8 No. 333-146000, pertaining to the Fleetwood Enterprises, Inc. 2007 Stock Incentive Plan;

of our report dated July 8, 2008, except for: (i) Notes 20 and 21, as to which the date is October 29, 2008; and (ii) the first four paragraphs of Note 1, as to which the date is November 25, 2008 with respect to the consolidated financial statements and related schedule for the year ended April 27, 2008 of Fleetwood Enterprises, Inc filed with this Current Report of Form 8-K.

/s/ Ernst & Young LLP
Orange County, California November 25, 2008